File No. 000-54735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

To

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

KALOBIOS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0557236
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

260 East Grand Avenue, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 243-3100

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

We are an “emerging growth company” as defined under the federal securities laws. For implications of our status as an emerging growth company, please see “Risk Factors” in Item 1A and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2 of this registration statement.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form 10 (File No. 000-54735) is being filed solely to file exhibits. No changes have been made to the other sections of the Registration Statement. Accordingly, they have been omitted.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KALOBIOS PHARMACEUTICALS, INC.

September 12, 2012	By:	/s/ David Pritchard
Name: David Pritchard Title: Chief Executive Officer

*Print name and title of the signing officer under his signature.

EXHIBIT INDEX

Exhibit	Description

3.1+	Certificate of Incorporation of the Registrant

3.2+	Bylaws of the Registrant

4.1+	Specimen of Stock Certificate evidencing shares of Common Stock

4.2+	Specimen of Stock Certificate evidencing shares of Series B-1 Preferred Stock

4.3+	Specimen of Stock Certificate evidencing shares of Series B-2 Preferred Stock

4.4+	Specimen of Stock Certificate evidencing shares of C Preferred Stock

4.5+	Specimen of Stock Certificate evidencing shares of D Preferred Stock

4.6+	Specimen of Stock Certificate evidencing shares of E Preferred Stock

4.7	Amended and Restated Investors’ Rights Agreement, dated May 2, 2012, by and among the Registrant and the other parties thereto

10.1+	2001 Stock Plan

10.2+	Form of Notice of Grant and Stock Option Agreement under the 2001 Stock Plan

10.3+	Form of Notice of Grant and Stock Option Agreement under the 2001 Stock Plan (Outside Directors)

10.4+	Form of Notice of Grant and Stock Option Agreement under the 2001 Stock Plan (Executive Grants)

10.5+	Form of Notice of Grant and Stock Option Agreement under the 2001 Stock Plan (Senior Management)

10.6+	Form of Notice of Exercise under the 2001 Stock Plan (Early Exercise)

10.7+	2012 Equity Incentive Plan, effective upon effectiveness of this Registration Statement

10.8+	Form of Notice of Grant and Stock Option Agreement under the 2012 Equity Incentive Plan

10.9	Amended and Restated Voting Agreement, dated May 2, 2012, by and among the Registrant and the other parties thereto

10.10	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated May 2, 2012, by and among the Registrant and the other parties thereto

10.11+	Form of Director and Officer Indemnification Agreement

10.12*	Development, Commercialization, Collaboration and License Agreement, dated January 8, 2010, by and between the Registrant and Sanofi Pasteur S.A.

10.13*+	Development and License Agreement, dated May 11, 2004, by and between the Registrant and the Ludwig Institute for Cancer Research

10.14*+	License Agreement, dated April 7, 2006, by and between the Registrant and the Ludwig Institute for Cancer Research

10.15*+	Exclusive License Agreement, dated April 6, 2004, by and between the Registrant and The Regents of the University of California

10.16*	Non-Exclusive License Agreement, dated October 15, 2010, by and between the Registrant, BioWa, Inc. and Lonza Sales AG

10.17*+	License Agreement, dated March 16, 2007, by and between the Registrant and Novartis International Pharmaceutical Ltd.

10.18+	Employment Offer Letter, dated August 15, 2006, by and between the Registrant and David Pritchard

10.19+	Employment Offer Letter, dated February 1, 2011, by and between the Registrant and Jonathan Leff

10.20+	Employment Offer Letter, dated January 8, 2004, by and between the Registrant and Geoffrey Yarranton

10.21+	Letter Agreement, dated December 18, 2008, by and between the Registrant and David Pritchard

10.22+	Letter Agreement, dated April 6, 2011, by and between the Registrant and Jonathan Leff

Exhibit	Description

10.23+	Letter Agreement, dated April 6, 2006, by and between the Registrant and Geoffrey Yarranton

10.24+	Letter Agreement, dated April 20, 2007, by and between the Registrant and Geoffrey Yarranton

10.25+	Letter Agreement, dated December 18, 2008, by and between the Registrant and Geoffrey Yarranton

10.26+	Lease, dated January 19, 2011, by and between Britannia Pointe Grand Limited Partnership and the Registrant

10.27+	Sublease Agreement, dated January 19, 2011, by and between the Registrant and Alios Biopharma, Inc.

10.28+	First Amendment to Sublease, dated August 1, 2011, by and between the Registrant and Alios Biopharma, Inc.

10.29+	Second Amendment to Sublease, dated December 13, 2011, by and between the Registrant and Alios Biopharma, Inc.

10.30+	Sublease Agreement, dated March 1, 2012, by and between the Registrant and Compugen, Inc.

10.31+	Employment Offer Letter, dated April 23, 2012, by and between the Registrant and Jeffrey H. Cooper

10.32+	Letter Agreement, dated July 5, 2012, by and between the Registrant and Jeffrey H. Cooper

10.33+	Employment Offer Letter, dated April 18, 2012, by and between the Registrant and Nestor A. Molfino

10.34+	Letter Agreement, dated May 29, 2012, by and between the Registrant and Nestor Molfino

*	Confidential Treatment Requested
+	Previously filed

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